Exhibit 5.01

August  8, 2007

Public Service Company of Colorado
1225 17th Street
Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Public Service Company of Colorado, a Colorado corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-141416) (the “Registration Statement”), filed on April 25, 2007 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement was declared effective on April 27, 2007.  The prospectus, dated April 27, 2007, (the “Base Prospectus”) included in the Registration Statement has been supplemented by a prospectus supplement (the “Prospectus Supplement”) relating to $350,000,000 principal amount of the Company’s 6.25% First Mortgage Bonds, Series No. 17 due 2037 (the “Bonds”), dated August 8, 2007 (the Base Prospectus as so supplemented being hereinafter referred to as the “Prospectus”).

The Bonds will be issued pursuant to the Indenture, dated as of October 1, 1993, between the Company and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee (the “Mortgage Trustee”) as supplemented and to be supplemented by various supplemental indentures (as supplemented, the “Mortgage Indenture”), including the Supplemental Indenture entered into by the Company and the Mortgage Trustee, dated as of August 1, 2007, relating to the Bonds registered under the Registration Statement (the “Supplemental Indenture”).

In connection with this opinion, we have examined copies of (i) the Registration Statement and the Prospectus; (ii) the Amended and Restated Articles of Incorporation and the Bylaws of the Company; (iii) the Underwriting Agreement, dated August 8, 2007, between the Company and the several underwriters listed on Schedule 1 thereto, (iv) the resolutions adopted by  the Board of Directors of the Company, dated September 20, 2006 and the resolutions of the Pricing Committee of the Board of Directors, dated August 8, 2007, relating to the creation, execution, issuance and delivery by the Company of the Bonds and authorizing and approving the Supplemental Indenture and the form of the Bonds and (v) such other corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  We have also assumed the regularity of all corporate proceedings.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations set forth below, we are of the opinion that:

1.             Based solely on the certificate of the Secretary of State of the State of Colorado, dated August 8, 2007, the Company is validly existing as a corporation and is in good standing under the laws of the State of Colorado.

2.             The issuance of the Bonds has been duly authorized by the Company, and when the Bonds shall have been executed, authenticated, issued and delivered in accordance with the terms and provisions of the Mortgage Indenture and paid for as contemplated in the Underwriting Agreement, the Bonds will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the security provided by the Mortgage Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees’ and other creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

We express no opinion as to the application of the securities or blue sky laws of the several states to the sale of the securities to be registered pursuant to the Registration Statement.

Our opinions expressed above are limited to the laws of the State of New York and the corporation law of the State of Colorado, and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 8, 2007.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/LeBoeuf, Lamb, Greene & MacRae LLP